EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

P.A.M. Transport, Inc. (Arkansas Corporation)

P.A.M. Dedicated Services, LLC (Ohio LLC)

P.A.M. Logistics Services, Inc. (Arkansas Corporation)

T.T.X., LLC (Texas LLC)

Choctaw Express, LLC (Oklahoma LLC)

Choctaw Brokerage, Inc. (Oklahoma Corporation)

Decker Transport Co., LLC (Ohio LLC)

Transcend Logistics, Inc. (Indiana Corporation)

East Coast Transport and Logistics, LLC (Arkansas LLC)

S & L Logistics, Inc. (Texas Corporation)

P.A.M. International, Inc. (Ohio Corporation)

P.A.M. Canada, Inc. (Canadian Corporation)